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                                                                    EXHIBIT 2.2


                                FIRST AMENDMENT
                                       TO
                            ASSET PURCHASE AGREEMENT

         THIS FIRST AMENDMENT TO ASSET PURCHASE AGREEMENT, dated December __, 2004 (this "Amendment"), is made and entered into by and between Cajun Holding Company, a Delaware corporation ("Buyer"), Cajun Operating Company, a Delaware corporation ("Buyer Assignee"), and AFC Enterprises, Inc., a Minnesota corporation ("Seller"), in order to amend that certain asset purchase agreement by and between Buyer and Seller, dated October 30, 2004 (the "Asset Purchase Agreement"). Pursuant to that certain Assignment of Asset Purchase Agreement, dated December 28, 2004, between Buyer, Buyer Assignee and Seller, subject to the limitations therein, Buyer assigned, and Buyer Assignee assumed, Buyer's rights, titles, interests, powers, remedies, benefits, options and privileges in, to and under the Asset Purchase Agreement, and Buyer Assignee accepted said assignment and agreed to perform and carry out certain obligations of Buyer under the Asset Purchase Agreement. Buyer, Buyer Assignee and Seller, in consideration of the mutual promises contained in the Asset Purchase Agreement and in this Amendment, and intending to be legally bound hereby, agree as follows:

         1. Amendment to ss.2.4. In consideration of the increase in the Purchase Price of One Hundred Thousand Dollars ($100,000) pursuant to Section 2 of this Amendment, Asset Purchase Agreement ss.2.4 is amended as follows:

                  ss. 2.4 is amended to add the following text as new subsection (i):

                  (i) all liabilities and obligations arising from or relating to payments required to be made by Buyer arising from a breach or alleged breach prior to the Closing of any fiduciary duties owed by officers or directors of Seller to Seller or its shareholders only if and only to the extent Seller actually receives insurance proceeds under its directors' and officers' liability insurance policies with respect to such liabilities and obligations, it being understood and agreed that if and to the extent Seller does not actually receive such insurance proceeds with respect to any such liability or obligation, then such liability or obligation shall be an Assumed Liability.

         2. Amendment to ss.2.5. Asset Purchase Agreement ss.2.5 is hereby deleted and replaced in its entirety with the following text:

                  Section 2.5. Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall occur on December 28, 2004 and the date of the Closing shall be referred to herein as the "Closing Date". Notwithstanding anything to the contrary in this Agreement or in any instrument, agreement or document delivered by the Parties in connection with the Closing, but subject to any claims that Buyer may have under Article VIII (including claims based on the covenants contained in Section 5.1 which are being made through the Closing Date) taking into account the limitations set forth in such Article VIII, the Parties agree that (i) the Acquired Assets shall be deemed to be transferred to Buyer and the Assumed Liabilities shall be deemed to be assumed by Buyer effective as of 11:59 p.m., Eastern time, on December 26, 2004 (the "Effective Time"),
         (ii) the Preliminary Working Capital Schedule, the Petty Cash amount, the Advertising Fund Deficit, and the prorations and adjustments provided for in Section 2.12 of this Agreement (including the Prepaids), shall be calculated as of the Effective Time, and (iii) the benefits and burdens of the Business from and after the Effective Time (including all profits, losses, liabilities, costs and expenses of the Business from and after the Effective Time), shall be borne by Buyer. Each Party shall cooperate and use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to effectuate the provisions of this Section 2.5.

         3.       Amendments to ss.2.6(a).

                  (a) Asset Purchase Agreement ss.2.6(a) is hereby amended by replacing "Three Hundred Eighty-Three Million Dollars ($383,000,000)" with "Three Hundred Eighty Three Million One Hundred Thousand Dollars
($383,100,000)".

                  (b) Asset Purchase Agreement ss.2.6(a)(i) is hereby amended by inserting "an estimate of" in front of "the Prepaids."

         4. Amendment to ss.2.12(e). Asset Purchase Agreement ss.2.12(e) is hereby deleted and replaced in its entirety with the following text:

                  (e) all prepaid rents and other prepaid charges or credits with respect to the period from and after the Closing Date paid by Seller or its Subsidiaries under the Leases or Utility Contracts (the "Prepaids") shall be transferred to Buyer, and Buyer shall pay Seller an estimate of the Prepaids at Closing;

         5.       Amendment to Schedule 1.1(b). Asset Purchase Agreement
Schedule 1.1(b) is hereby amended by deleting the existing schedule in its entirety and replacing it with Schedule 1.1(b) attached hereto.

         6.       Amendment to Schedule 5.3(d). Asset Purchase Agreement
Schedule 5.3(d) is hereby amended by deleting the existing schedule in its entirety and replacing it with Schedule 5.3(d) attached hereto.

         7. Amendment to ss.5.13. Asset Purchase Agreement ss.5.13 is hereby amended by deleting "and it shall continue to order products from SMS or its designated suppliers consistent with the past practice of the Business" from the last sentence of such section.

         8. Addition of ss.5.28. The Asset Purchase Agreement is amended to add the following as ss.5.8:

                  Section 5.28 Directors and Officers Insurance. If, at any time with five (5) years following the Closing, Seller fails to renew or otherwise discontinues coverage under its existing directors and officers liability insurance policies or if such insurance policies are


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         otherwise cancelled or rescinded, and Seller elects, in its sole discretion, to seek to obtain a new policy or policies to provide coverage for the liabilities covered by such currently existing policies (including, without limitation, a "tail" policy to cover such liabilities with respect to prior periods if Seller ceases to maintain directors' and officers' liability insurance for then-current periods), then, if requested by Buyer, Seller will use reasonable best efforts to cause such new policy or policies to provide coverage for the liabilities and obligations set forth in Section 2.4(i) to the extent the existing policies provide such coverage, provided that Buyer agrees to pay all costs and expenses associated with obtaining such coverage for the liabilities and obligations set forth in Section 2.4(i) and that Seller will not be obligated to seek such coverage on behalf of Buyer if Seller, in its discretion, determines doing so would be a more than immaterial impediment to obtaining the insurance coverage Seller was otherwise seeking. If, within five (5) years of the Closing, Seller fails to renew or other discontinues coverage under its existing directors' and officers' liability insurance policies or if such polices are otherwise cancelled or rescind, Seller will use its reasonable best efforts to provide Buyer written notice of such event within a reasonable time prior to the date on which such insurance coverage would terminate.

         9. Amendment to ss.8.2. Asset Purchase Agreement ss.8.2 is hereby amended to add the following text as new subsection (f):

                  (f) except as would otherwise constitute an Excluded Liability under the provisions of Section 2.4, other than Section 2.4(i), the exclusion of the liabilities and obligations set forth in Section 2.4(i) from the Assumed Liabilities (except and only to the extent Seller receives insurance proceeds with respect to such liabilities and obligations), including all costs, expenses and other Losses associated with seeking to obtain any insurance proceeds with respect to such liabilities and obligations.

         10. No Other Effect on the Asset Purchase Agreement. Except as amended by this Amendment, the Asset Purchase Agreement remains in full force and effect.

         11.      Effective Date. This Amendment is effective December 28,
2004.

         12.      Miscellaneous.

                  (a) Captions; Certain Definitions. Titles and captions of or in this Amendment are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Amendment or the intent of any of its provisions. The parties to this Amendment agree to all definitions in this statement of the parties to this Amendment. A capitalized term in this Amendment has the same meaning as it has as a capitalized term in the Asset Purchase Agreement unless the context clearly indicates to the contrary.

                  (b) Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia (regardless of the laws that might otherwise


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govern under applicable principles of conflicts of laws thereof) as to all matters, including matters of validity, construction, effect, performance and remedies.

                  (c) Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed to be an original signature.


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         IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.


Buyer:                         CAJUN HOLDING COMPANY


                               By: /s/ E. Stockton Croft, IV
                                   ------------------------------------
                                   Name: E. Stockton Croft, IV
                                   Title: Treasurer and Assistant Secretary


Buyer Assignee:                CAJUN OPERATING COMPANY

                               By: /s/ E. Stockton Croft, IV
                                   ------------------------------------
                                   Name: E. Stockton Croft, IV
                                   Title: Treasurer and Assistant Secretary


Seller:                        AFC ENTERPRISES, INC.

                               By: /s/ Peter Ward
                                   ------------------------------------
                                   Name: Peter Ward
                                   Title: Vice President and Assistant Secretary


Acknowledged and Agreed:

                                    DRAWBRIDGE SPECIAL
                                    OPPORTUNITIES FUND LP

                                    By: /s/ Constantine Dakolias
                                        ------------------------------------
                                        Name: Constantine Dakolias
                                        Title: Chief Credit Officer


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